Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-133115-61) of ElderTrust Operating Limited Partnership of our report dated March 27, 2009, with respect to the consolidated financial statements and schedule of ElderTrust Operating Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois

March 27, 2009